News Release

August 17, 2000

Source:           W. R. Carpenter North America, Inc.

Contact: Graham D. Croot, W.R. Carpenter North America, Inc. (559) 353-3953


W.R. CARPENTER ANNOUNCES ENTRY INTO DISCUSSIONS FOR SALE OF HORIZON HIGH REACH, INC. WITH UNITED RENTALS


       FRESNO, CA., AUGUST 17, 2000 -- W.R. Carpenter North America, Inc. (the "Company") announced today the signing of a non-binding expression of interest with United Rentals (North America), Inc. ("United"), whereby the Company and United have entered into negotiations for the sale by the Company of Horizon High Reach, Inc., a subsidiary of the Company, to United for approximately $90 million. Any transaction, if it were to occur, would be subject to negotiation of definitive agreements, and would be further subject to applicable laws and required regulatory and other approvals.

       The Company serves as the holding company for its two subsidiaries, UpRight, Inc., a leading manufacturer of aerial work platforms, and Horizon High Reach, Inc., a leading industrial equipment rental, sales and service company specializing in aerial work platforms. Horizon High Reach, Inc. had annual revenues of approximately $90 million for the fiscal year ending June 2000.

       Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products and technological changes, the Company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.